                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                       Corn Products International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
         N/A
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
          N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
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

                               CORN PRODUCTS LOG

          6500 SOUTH ARCHER AVENUE, BEDFORD PARK, ILLINOIS 60501-1933

                                                                  March 28, 2000

Dear Stockholder:

     Enclosed are the notice of annual meeting of stockholders, proxy statement and proxy card for this year's annual meeting of stockholders of Corn Products International, Inc.

     The annual meeting will be held solely to vote on each of the matters described in the proxy statement. We do not expect that any other business will be transacted. Management of the Company will, however, present a brief report on the status of our business and respond to stockholder questions.

     Please complete and return the enclosed proxy card as soon as possible. Your vote is important.

                                          Sincerely,

                                          konrad schlatter

                                          Konrad Schlatter
                                          Chairman and
                                          Chief Executive Officer

RECYCLED LOGO

                       CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                       BEDFORD PARK, ILLINOIS 60501-1933

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2000 annual meeting of stockholders of Corn Products International, Inc. will be held at the Four Points Hotel by Sheraton, Chicago/O'Hare Airport, 10249 W. Irving Park Road, Schiller Park, Illinois, on Wednesday, May 17, 2000, at 9:30 a.m., local time, for the following purposes:

     1.    To elect four Class III directors, each for a term of three years.

     2.    To consider and act upon the Annual Incentive Plan.

     3.    To consider and act upon the Performance Plan.

     4. To ratify the appointment of KPMG LLP as independent auditors for the Company for 2000.

     5. To transact such other business, if any, that is properly brought before the meeting and any postponement or adjournment thereof.

     March 21, 2000 is the record date for the annual meeting. Only stockholders of record at the close of business on that date may vote at the meeting. For ten days before the meeting, a list of stockholders will be available for inspection during ordinary business hours at our Company headquarters.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY.

                                          By order of the Board of Directors,

                                          LOGO
                                          Marcia E. Doane
                                          Vice President, General Counsel
                                          and Corporate Secretary

March 28, 2000

                               TABLE OF CONTENTS

                                                              PAGE
General Information.........................................       1
Board of Directors..........................................       2
Security Ownership of Certain Beneficial Owners and
  Management................................................       5
Section 16(a) Beneficial Ownership Reporting Compliance.....       6
Stockholder Cumulative Total Return Performance Graph.......       6
Compensation and Nominating Committee Report on Executive
  Compensation..............................................       8
Executive Compensation......................................      11
Certain Relationships and Related Transactions..............      14
Matters To Be Acted Upon:
  Proposal 1.
  Election of Directors.....................................      15
  Proposal 2.
  Approval of the Annual Incentive Plan.....................      18
  Proposal 3.
  Approval of the Performance Plan..........................      20
  Proposal 4.
  Ratification of Appointment of Auditors...................      22
Other Matters
Stockholder Proposals for 2001 Annual Meeting...............      22
Additional Information......................................      23

                       CORN PRODUCTS INTERNATIONAL, INC.
                            6500 SOUTH ARCHER AVENUE
                       BEDFORD PARK, ILLINOIS 60501-1933

                                PROXY STATEMENT

                              GENERAL INFORMATION

     You have received this proxy statement because the Board of Directors of Corn Products International, Inc. (the "Company") is asking for your proxy to vote your shares at the 2000 annual meeting of stockholders which is scheduled to be held on Wednesday, May 17, 2000 (the "Annual Meeting"). On March 21, 2000, the record date for the Annual Meeting, 35,202,654 shares of common stock were issued and outstanding. This proxy statement, the accompanying proxy card and the 1999 annual report to stockholders were first mailed to stockholders of the Company on or about March 28, 2000.

WHO MAY VOTE

     You may vote at the Annual Meeting if you were a stockholder of record of the Company's common stock at the close of business on March 21, 2000. You are entitled to one vote for each share of common stock of the Company that you owned as of the record date. If you are a participant in the Corn Products International stock fund of the Company's Retirement Savings Plans or the Company's automatic dividend reinvestment plan, the proxy represents shares in your Plan account as well as any other shares of Company common stock held of record in your name as of March 21, 2000.

HOW TO VOTE

     You may vote by proxy at the Annual Meeting or in person. If you vote by proxy, please sign and date the enclosed proxy card and return it to us in the envelope provided. Specify your choices on the proxy card. If you return a signed and dated proxy card but do not specify your choices on it, your shares will be voted in favor of the proposals. You may revoke your proxy at any time before it is voted by (i) notifying the Company's Corporate Secretary in writing, (ii) returning a later-dated, signed proxy card or (iii) voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Marcia E. Doane, Corporate Secretary, Corn Products International, Inc., 6500 South Archer Avenue, Bedford Park, Illinois 60501-1933.

REQUIRED VOTES

     To carry on the business of the Annual Meeting, a quorum of the stockholders is required. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If a quorum is present, the director nominees receiving the most votes will be elected. Other proposals require the favorable vote of a majority of the votes cast. If you withhold your vote for any or all nominees, your vote will not count either "for" or "against" the nominee. A vote to "abstain" on any other proposal will be counted as present for quorum purposes, but will not be counted as a vote cast "for" such proposal. If you hold your shares of Company common stock in "street name" and have not returned a signed proxy card, your broker will have authority to vote your shares but only on those proposals that are considered discretionary under the applicable New York Stock Exchange ("NYSE") rules. If your broker does not have such discretion on any proposals (broker non-votes), your shares will be counted as being present at the Annual Meeting for quorum purposes, but they will not be counted as votes cast on such proposals.

SOLICITATION OF PROXIES

     The Company has retained D. F. King & Co. Inc., 77 Water Street, New York, New York, 10005, to assist in the distribution of proxy materials and solicitation of proxies and will pay them approximately $12,500 plus reasonable expenses for these services. The Company will pay all costs of soliciting proxies and will reimburse brokers, banks and other custodians and nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions. In addition to this mailing, directors, officers and other employees of the Company may solicit proxies electronically, personally or by mail or telephone.

                               BOARD OF DIRECTORS

     The business and affairs of the Company is managed by or under the direction of its Board of Directors (the "Board"). The Board presently consists of eleven members, eight of whom are outside (non-employee) directors. The Board is divided into three classes, with one class elected each year for a three-year term.

     In addition to the various committee meetings referred to below, the Board held eight meetings in 1999. Each director attended at least 75 percent of the meetings of the Board and the committees of the Board on which he served during 1999 and, as a group, the directors' meeting attendance averaged 95 percent for the year.

COMMITTEES OF THE BOARD

     The AUDIT COMMITTEE is composed entirely of outside, independent directors. Pursuant to the provisions of its previously adopted charter, this committee reviews the scope and results of the Company's annual audit, reviews the level of non-audit services rendered by the independent auditors and recommends appointment of independent auditors for the ensuing year. This committee also oversees the procedures for preparing the financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures and the process by which unaudited quarterly financial information is compiled and issued. The independent auditors meet privately with this committee on a regular basis.

     The Audit Committee's responsibilities can be summarized by function as follows:

     In relation to the audit process by the independent auditors:

          - review the objectives, scope and estimated cost of the annual audit for the ensuing year;

          - inquire into and evaluate factors affecting the auditor's independence and review the nature and extent of, and approve guidelines for, the non-audit services rendered by the independent auditors;

          - recommend to the Board the appointment of independent auditors for the ensuing year subject to ratification by the stockholders; and

          - meet independently with, and receive periodic reports from, the independent auditors on the progress of their audit activities, including audit procedures designed to detect illegal acts.

     In relation to internal audit process:

          - review the adequacy of the internal audit organization and the scope of the internal audit activities; and

          - review periodic reports of the corporate director of internal audit on the progress of the internal audit activities.

     In relation to internal controls:

          - review the adequacy of the Company's system of internal controls;

          - review the findings of independent and internal auditors; and

          - review any audit matters requiring special attention of the committee.

     In relation to preservation of assets:

          - review major risk areas, including foreign exchange exposure and financial and commodity derivatives, policies governing such risk areas and the controls in place to minimize exposure to losses, including insurance coverage; and

          - review policies and practices affecting taxes.

     In relation to financial reporting:

          - oversee the procedures for preparing the annual as well as quarterly financial statements, including the Company's accounting policies;

          - review the financial disclosures in the annual report to stockholders and in annual reports to the SEC; and

          - review areas of disagreement, if any, between management and independent auditors.

     Members of the Audit Committee are W. C. Ferguson (Chairman), A. C. DeCrane, Jr., G. E. Greiner and C. B. Storms. This committee held four meetings during 1999.

     The NYSE requires that audit committees of its listed companies consist of directors who have no relationship to the respective company that may interfere with the exercise of their independence from management and the company. A director who was employed by a former parent or predecessor of a listed company may serve on the audit committee after three years following the termination of such employment. However, a board of directors may appoint to the audit committee one member, who is no longer an employee but would not otherwise be considered independent because the three-year restriction period has not elapsed, if it determines in its business judgment that membership on the audit committee by the individual is required by the best interests of the company and its stockholders. At its meeting on February 16, 2000, the Board determined that
C. B. Storms, who retired as an executive officer of Bestfoods in June 1997, is independent of management and that his continued membership on the Audit Committee during the current year is in the best interests of the Company and its stockholders because of his special knowledge of the Company's December 1997 spin-off transaction from Bestfoods, his knowledge of the Company's business and his prior service on the Audit Committee.

     The COMPENSATION AND NOMINATING COMMITTEE is composed entirely of outside, independent directors. This committee oversees the general areas of senior management compensation, employee benefit plans and the selection and compensation of directors. Stockholders who wish to recommend a candidate for consideration by this committee as a nominee for director may do so by writing to the Corporate Secretary and furnishing a statement of the candidate's experience and qualifications.

     The Compensation and Nominating Committee's responsibilities can be summarized by function as follows:

     In relation to senior management compensation:

          - review and approve compensation arrangements for all elected corporate officers;

          - review and approve any arrangements, other than under the terms of the Company's employee benefit plans and employment or severance agreements, upon termination or retirement of any elected corporate officer;

          - administer executive incentive compensation plans; and

          - review and approve personal benefits and other non-cash compensation for executives.

     In relation to employee benefit plans:

          - review employee benefit programs and recommend to the Board proposals for the adoption, amendment or termination of principal pension and welfare plans and the appointment of administrative committees for such plans;

          - recommend to the Board the appointment of trustees and investment managers under employee benefit plans and review their performance;

          - review the investment allocation policy for funds contributed to such plans; and

          - review the annual contributions to fund such plans.

     In relation to selection and compensation of directors:

          - consider and recommend to the Board candidates for election to the Board; and

          - recommend to the Board the compensation arrangements for outside, independent directors and administer the Deferred Compensation Plan for outside, independent directors.

     Members of the Compensation and Nominating Committee are R. G. Holder (Chairman), R. M. Gross and W. S. Norman. This committee held four meetings during 1999.

     The CORPORATE RESPONSIBILITY COMMITTEE is composed entirely of outside directors. This committee oversees the general areas of corporate governance and the development and implementation of appropriate Company policies.

     The Corporate Responsibility Committee's responsibilities can be summarized by function as follows:

     In relation to corporate governance:

          - review the size, structure and organization of the Board and its committees and the flow of information to and within the Board;

          - review the independence of each outside director;

          - establish criteria for the evaluation of Board performance and effectiveness;

          - establish performance parameters for directors and review the performance of incumbent directors;

          - review the guidelines for Board tenure; and

          - review any other corporate governance matters to ensure that the Board is fulfilling its responsibilities to the stockholders.

     In relation to Company policies:

          - review Company policies and performance in relation to the quality of products and services, customer relations, employee relations, health, safety and the environment, community relations, compliance with laws, disclosure of company information, insider trading and business ethics;

          - review crisis management organization; and

          - review corporate communications programs, including investor relations.

     Members of the Corporate Responsibility Committee are A. C. DeCrane, Jr. (Chairman), W. C. Ferguson, G. E. Greiner, R. M. Gross, R. G. Holder, B. H. Kastory, W. S. Norman and C. B. Storms. This committee held four meetings during 1999.

DIRECTOR COMPENSATION AND TENURE

     Employee directors do not receive additional compensation for serving as directors. All directors are reimbursed for Board and committee meeting expenses. The following table displays the individual components of outside director compensation:

Annual Board retainer.......................................  $  35,000(1)
Annual retainer for Committee chairman......................      3,000
Board attendance fee (per meeting)..........................      1,000
Committee attendance fee (per meeting)......................      1,000

---------------

(1) One half of the retainer is paid in cash and the other half is paid in the Company's phantom stock units which are mandatorily deferred until retirement under the Deferred Compensation Plan for Outside Directors. In addition, a director may choose to defer all or part of the cash portion of the retainer in the

Company's phantom stock units. The Company's phantom stock units for each outside director as of March 1, 2000 are indicated in the middle column of the Security Ownership Table appearing on page 6.

     The Board has a policy that requires each outside director and former chief executive officer of the Company to retire from the Board at the annual meeting of stockholders coincident with or next following his 70th birthday. Each employee director is required to retire from the Board upon his retirement as an employee or other termination of active employment, whether or not his term has expired. However, each outside director who was a member of the Board on November 19, 1997 and the current chief executive officer of the Company may continue to serve as a director until the annual meeting of stockholders coincident with or next following his 72nd birthday.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of December 31, 1999, all persons or entities that the Company knows are beneficial owners of more than five percent of the Company's issued and outstanding common stock.

                        NAME AND ADDRESS OF                     AMOUNT AND NATURE OF
                          BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                        -------------------                     --------------------   ----------------
      FMR Corp................................................       3,157,642(1)           8.478%
        82 Devonshire Street
        Boston, Massachusetts
        02109-3614
      Capital Group International, Inc........................       2,707,930(2)           7.3%
        11100 Santa Monica Boulevard
        Los Angeles, California
        90025-3384

---------------

(1) The ownership information disclosed above is based on a Schedule 13G/A report dated February 14, 2000 that FMR Corp., an investment advisor, filed with the Securities and Exchange Commission (the "SEC"). Through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, FMR Corp. has sole voting power as to 662,438 of such shares and sole dispositive power as to 3,157,642 shares.

(2) The ownership information disclosed above is based on a Schedule 13G report dated February 10, 2000 that Capital Group International, Inc., an investment advisor, filed with the SEC. Its California state-chartered trust company subsidiary, Capital Guardian Trust Company, has sole voting power as to 2,024,130 of such shares and sole dispositive power as to 2,707,930 shares. Capital Group International, Inc. and Capital Guardian Trust Company each disclaim beneficial ownership of all such shares that either of them may be deemed to have as a result of the subsidiary bank's serving as the investment manager of various institutional accounts.

     The following table shows the ownership of Company common stock (including derivatives thereof), as of March 1, 2000, of each director, each named executive officer and all directors and executive officers as a group.

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                         -----------------------------------------
             NAME                OUTSTANDING SHARES   SHARES UNDERLYING                       PERCENT
              OF                     OF COMPANY            PHANTOM        SHARES UNDERLYING      OF
       BENEFICIAL OWNER           COMMON STOCK(1)      STOCK UNITS(2)     STOCK OPTIONS(3)    CLASS(4)
       ----------------          ------------------   -----------------   -----------------   --------
I. Aranguren-Castiello.........      1,845,000                875                   --          5.2%
A. C. DeCrane, Jr..............          2,125              2,357                   --             *
W. C. Ferguson.................          8,796              2,588                   --             *
G. E. Greiner..................          8,000              1,215                   --             *
R. M. Gross....................          2,000              1,215                   --             *
R. G. Holder...................          4,500              2,588                   --             *
B. H. Kastory..................          6,862              1,192                   --             *
W. S. Norman...................          2,752              2,383                   --             *
E. J. Northacker...............          6,450              9,047               85,346             *
M. R. Pyatt....................         19,802                651               50,686             *
J. W. Ripley...................         22,953                687               58,775             *
K. Schlatter...................        127,677             11,025              222,573             *
S. C. Scott....................         63,254              6,185              153,986             *
C. B. Storms...................         22,991              2,383                   --             *
All directors and executive
  officers as a group (21
  persons).....................      2,258,411             45,832              735,388          8.4%

---------------
(1) Includes shares of Company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual. Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Fractional amounts have been rounded to the nearest whole share.

(2) Includes shares of Company common stock that are represented by deferred phantom stock units of the Company credited to the accounts of the directors and certain executive officers. The directors and executive officers have no voting or investment power over the Company's phantom stock units.

(3) Includes shares of Company common stock that may be acquired within 60 days of March 1, 2000 through the exercise of stock options granted by the Company.

(4) The total for any individual, except I. Aranguren-Castiello, is less than 1.0%, and the total for the group is 8.4% of the issued and outstanding shares of the Company's common stock. The applicable percentage of ownership is based on a total of 35,344,354 shares of the Company's common stock issued and outstanding as of March 1, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers to file timely reports of holdings and transactions in the Company's common stock (including derivatives thereof) with the SEC. Based on a review of the forms filed on behalf of the Company's directors and executive officers and other information, including written representations that no annual SEC Form 5 report was required, the Company believes that during 1999 all of its directors and executive officers complied with the applicable filing requirements.

             STOCKHOLDER CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH

     The following graph compares cumulative total return to stockholders (stock price appreciation or depreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the S&P Small Cap Basic Materials Index and the Russell 2000 Index. The S&P Small Cap Basic Materials

Index is one of Standard & Poor's industry specific stock indices. As of December 31, 1999, the S&P Small Cap Basic Materials Index included the common stock of 32 small companies in the following industries: Agricultural Products, Aluminum, Chemicals (Diversified and Specialty), Construction (Cement and Aggregates), Containers and Packaging (Paper), Gold and Precious Metals Mining, Iron and Steel, Paper and Forest Products. The Russell 2000 Index is a comprehensive common stock price index representing equity investments in certain smaller companies. The Russell 2000 Index is value weighted and includes only publicly traded common stocks belonging to corporations domiciled in the U.S. and its territories. It measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which comprises approximately 98% of the total U.S. equity market. The graph assumes that:

          - you made one-time $100 investments in the Company's common stock and in market capital base-weighted amounts apportioned among all the companies whose equity securities constitute each of the other two named indices, in each case made as of the market close on December 11, 1997 (the date on which the Company's common stock began trading on the NYSE), and

          - all dividends were automatically reinvested in additional shares of the same class of equity securities constituting such investments at the frequency with which dividends were paid on such securities during the applicable time frame. Please note that the Company began paying dividends on October 23, 1998.

                               PERFORMANCE GRAPH

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE STANDARD & POOR'S SMALL CAP BASIC MATERIALS INDEX AND THE RUSSELL 2000
      INDEX FOR THE PERIOD FROM DECEMBER 11, 1997 TO DECEMBER 31, 1999 (1) PERFORMANCE GRAPH

                                                                                                           S&P SMALL CAP BASIC
                                              CORN PRODUCTS INTERNATIONAL         RUSSELL 2000                  MATERIALS
                                              ---------------------------         ------------             -------------------
12/11/97                                                 100.00                      100.00                      100.00
12/31/97                                                 102.79                      102.90                      103.42
12/31/98                                                 105.35                       99.35                      108.58
12/31/99                                                 114.99                      118.85                      109.54

                                         -------------------------------------------------------------------
                                             12/11/97         12/31/97         12/31/98         12/31/99
                                         -------------------------------------------------------------------
    Corn Products International          $         100.00 $         102.79 $         105.35 $         114.99
                                         -------------------------------------------------------------------
    Russell 2000                         $         100.00 $         102.90 $          99.35 $         118.85
                                         -------------------------------------------------------------------
    S&P Small Cap Basic Materials        $         100.00 $         103.42 $         108.58 $         109.54
                                         -------------------------------------------------------------------

     (1) Source: Standard & Poor's Compustat Custom Products Division, a Division of The McGraw-Hill Companies.

     COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of outside, independent directors. The Committee approves compensation policy for the Company and administers the executive compensation program for the Company's senior management, including its twelve officers.

     Prior to the spin-off of the Company by Bestfoods, the Company's executives named in the Summary Compensation Table were employees of Bestfoods. Compensation paid to those individuals for services performed prior to January 1, 1998, was determined solely by Bestfoods.

     The Company utilizes the services of an independent consulting firm to provide information on base salary levels, annual incentive levels and long-term incentives for a broad group of companies and for a group of companies in related industries of similar size and for which compensation information is available (the "Survey Group"). Based on this comparative pay data, and the compensation-related objectives that the Company wishes to foster, the Committee implements an executive compensation program that it considers appropriate for the Company. A description of that program follows.

COMPENSATION PHILOSOPHY

     The objectives of the Company's compensation programs, including executive compensation, are to:

          - Focus, align and motivate management on the objectives of the corporation and enhance shareholder value.

          - Permit the Company to retain and attract outstanding and talented executives who are focused on the interests of the Company's shareholders.

          - Provide executives with significant opportunity and risk by targeting their base salaries at a discount to market and their incentive opportunities at a premium to market.

          - Reinforce pay for performance beliefs by aligning the distribution of compensation programs with results. Adjustments to base salary and the award of incentives are provided based on the achievement of tangible measurable results.

     The key components of the Company's executive compensation program are base salary, annual incentive compensation, and long-term incentives. The intention is to maintain base salaries for the executives named in the Summary Compensation Table and other officers at 10% less than the 50th percentile of companies in the Survey Group while providing the opportunity to earn increased variable compensation. An officer's salary depends upon level of responsibility, individual performance and time in position. Annual incentive targets are currently established to deliver approximately 20% above the 50th percentile annual total cash compensation (base pay plus annual incentive) of the Survey Group, for the attainment of predetermined performance targets. Long-term incentive compensation is targeted at the 50th percentile of the Survey Group. Long and short-term incentives for other management personnel are targeted at the 50th percentile of the Survey Group. Periodically, the Company's executive compensation targets will be compared against market data to assure alignment with market conditions and the Company's compensation philosophy.

ANNUAL INCENTIVE PROGRAM

     The Annual Incentive Program ("AIP") for all management level employees provides for awards to be determined and paid after the end of the year being measured. Payment of annual incentives is based on the achievement of performance targets that are established at the beginning of each year. Each AIP participant's annual incentive is calculated according to the achievement of corporate, business unit and individual performance results. The Committee approved annual incentive payments based on 1999 results for the officers and AIP eligible employees in accordance with this program. Payments for 1999 results for each of the named executive officers are indicated in the Annual Incentive column of the Summary Compensation Table on page 11. Incentive payments for 1997 were made by Bestfoods for results prior to the spin-off.

LONG-TERM INCENTIVES

     The Company's long-term incentive program for its officers and selected senior executives consists of non-qualified stock options and cash. The combined value is targeted at the 50th percentile long-term incentive compensation of the Survey Group. Non-qualified stock options are awarded under the Company's 1998 Stock Incentive Plan while the cash portion is awarded under the Performance Plan, which is described herein. Non-qualified stock options awarded to officers and selected senior executives have a ten-year term and vest 50% per year at the end of years one and two. Options awards for each of the named executive officers are identified in the Option Grants Table on page 12.

     Other management personnel are awarded non-qualified stock options. The number of options awarded is based on an individual's salary grade and performance. These options also have a ten-year term and vest 50% per year at the end of years one and two.

     The Performance Plan (the "Plan") has been established to provide long-term cash incentives. The Plan is designed to provide the opportunity to achieve competitive long-term incentives for the attainment of long-term performance targets. For 1999, the performance target is the Company's total shareholder return compared to the total shareholder return of companies in the S&P Small Cap Basic Materials Index. This index is utilized for comparison because the Company is included in this index. The Company represents an important percentage of this index's total market capitalization and the number of companies in this index makes percentile comparisons meaningful. The Committee reviews the performance measures under this Plan and may establish new measures as necessary or appropriate. The Plan provides for contingent long-term cash incentive awards to be earned based on the achievement of predetermined targets for relative stock price performance over a three-year period. Up to one-third of the cash incentive award can be earned in year one (based upon performance for that year), up to two-thirds for year two (based on the cumulative performance over the two-year period) and up to 100% for year three (based on the cumulative performance over the three-year period). Cash earned and vested in years one and two cannot together exceed the cash incentive that can potentially be earned at the 100% target level for the entire three-year period. However, the opportunity exists to double the total cash incentive award if the Company's cumulative three-year performance is at the maximum level. Cash amounts vest as they are earned but are not payable until after the end of year three. The contingent cash awards that were granted to each of the named executive officers in January 1999 are identified in the Long-Term Incentive Plans Table on page 13.

STOCK OPTIONS AND RESTRICTED STOCK GRANTS

     During 1999, the Committee awarded 142,000 non-qualified stock options to 12 Company officers and 13,500 restricted stock grants to 2 Company officers. The option award amounts were established utilizing 50th percentile competitive market data of the Survey Group. In addition 271,000 stock options and 37,020 restricted stock grants were granted in 1999 to another 153 management level employees. These options have an exercise price equal to the fair market value of a share of Company common stock on the grant date. The size of the grants was based upon the level of responsibility and individual performance. The total number of non-qualified stock options and restricted stock grants awarded in 1999 was 463,520 or 13.2% of the shares authorized for distribution under the Company's 1998 Stock Incentive Plan.

EXECUTIVE STOCK OWNERSHIP TARGETS

     The Committee has established stock ownership targets for the officers of the Company. The ownership targets for the officer group are based on multiples of each individual's base salary. For purposes of these targets, "ownership" is defined as stock directly owned, restricted stock grants and the stock equivalents of deferred accounts referred to in footnote 2 to the Security Ownership Table on page 6. "Ownership" excludes unexercised stock options. Officers are expected to attain their ownership targets within three to five years from the time the established targets became applicable. The ownership target for the Chief Executive Officer is five times base salary. Currently, he owns stock equivalent in value to approximately 5 times his base salary.

COMPENSATION FOR 1999

     In fulfilling its responsibility to oversee the performance of the Chief Executive Officer and other officers, the Board has adopted the following practices:

          - At the beginning of each year, the Board, meeting in executive session, reviews the performance of the Company and the performance of the officer group.

          - In the absence of the Chief Executive Officer, the outside directors review his performance including: his leadership in the development and implementation of strategies, leadership pertaining to business execution, the development of a succession plan and his ability to maintain an organization which represents the highest ethical standards and corporate governance practices.

     Actions concerning executive compensation at the beginning of 1999 were based on the Company's strong financial recovery. In 1998, Earnings Per Share and operating income improved fourfold and the balance sheet showed strength with a debt/capitalization ratio of 27.7%. In 1999, Earnings Per Share increased by 73% and operating income improved by 93% and the debt/capitalization ratio remained strong at 27.8% even though the Company invested $271 million in capital expenditures and acquisitions. Also in 1999, management was successful in increasing profit margins, completing accretive acquisitions and managing the effect of currency fluctuations and other macro-economic difficulties successfully.

     Based on these results, and the Committee's consideration of the Chief Executive Officer's time in position, salary relative to the Company's salary grade midpoint and individual performance, the Committee approved an annualized increase of 11%, effective February 1, 1999, for Mr. Schlatter, adjusting his annual base salary compensation to $560,000.

     The Committee awarded Mr. Schlatter an annual cash incentive award of $500,000 based on the effectiveness of his leadership and in recognition for the results of 1999 that were achieved despite a highly competitive environment in the US market and significant economic pressures in the Company's South American markets. Annual incentive awards to the other named executive officers were based on their contributions to the corporate, business unit and individual performance. These awards are shown in the Bonus column of the Summary Compensation Table on page 11.

     The Committee granted Mr. Schlatter 45,000 non-qualified stock options in January 1999. The amount of the award was established according to competitive market data and the Company's long-term incentive program described above.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to options, annual incentives and long-term incentive plans in order to avoid losing the tax deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named on the Summary Compensation Table. The Committee expects that the Company will not lose any tax deductions due to this rule in 2000, subject to the approval by the stockholders of the two compensation plan proposals to be acted upon at the Annual Meeting.

                                          COMPENSATION AND NOMINATING COMMITTEE
                                          R. G. HOLDER, CHAIRMAN
                                          R. M. GROSS
                                          W. S. NORMAN

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded or paid to the chief executive officer and each of the four other most highly compensated executive officers of the Company (collectively, the "named executive officers") during each of the last three fiscal years. The Company began operating as an independent, publicly held company on January 1, 1998, as a result of its spin-off from Bestfoods (formerly "CPC International Inc.") effective on that date. For all compensation in 1997 and for the Long-Term Incentive Payouts in both 1998 and 1999, the compensation shown in this table was paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off. The Company paid all other compensation.
--------------------------------------------------------------------------------
                         SUMMARY COMPENSATION TABLE (1)
--------------------------------------------------------------------------------

                                         ANNUAL
                                      COMPENSATION               LONG-TERM COMPENSATION
                                    -----------------   ----------------------------------------
                                                                AWARDS               PAYOUTS
                                                        -----------------------   --------------
                                                        RESTRICTED   SECURITIES     LONG-TERM       ALL OTHER
                                    SALARY     BONUS      STOCK      UNDERLYING     INCENTIVE      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)     AWARDS ($)   OPTIONS #    PAYOUTS ($)(2)      ($)(3)
---------------------------  ----   -------   -------   ----------   ----------   --------------   ------------
K. Schlatter..............   1999   550,000   500,000          --      45,000                         74,482
Chairman and Chief           1998   500,000   175,000          --     166,000                        107,904
Executive Officer            1997   435,000   150,000          --      13,500       1,103,047        106,908
S. C. Scott...............   1999   398,333   255,000          --      23,000                         45,205
President and Chief          1998   375,000   110,000          --     118,000                         68,540
Operating Officer            1997   305,000    35,000          --      13,500         735,398         64,255
E. J. Northacker..........   1999   270,000   144,000          --      10,000                         35,606
former Vice President        1998   270,000    52,000          --      60,000                         44,326
and President,               1997   245,000    50,000          --       8,000         571,988         51,894
Latin American Division
M. R. Pyatt...............   1999   227,500   205,000   218,750(4)     10,000              --         30,232
Executive Vice President,    1998   210,000    50,000          --      47,000              --         30,872
North American Division      1997   185,417    15,000          --          --              --         16,299
J. W. Ripley..............   1999   262,500   154,000          --      11,000                         34,507
Vice President - Finance     1998   248,333    66,000          --      53,000                         45,093
and Chief Financial Officer  1997   217,500    72,000          --       5,000              --         41,809

---------------
(1) For 1997, Bestfoods (or its subsidiaries) paid the compensation shown in this table for services rendered to Bestfoods and its subsidiaries prior to the spin-off.

(2) For the long-term incentive cycles ending in each of 1998 and 1999, respectively, Long-Term Incentive Payouts were paid by Bestfoods (or its subsidiaries) for services rendered to Bestfoods and its subsidiaries prior to the spin-off as follows: K. Schlatter, $660,620 and $660,620; S. C. Scott, $587,378 and $587,378; E. J. Northacker, $381,024 and $381,024; and
    J. W. Ripley, $140,026 and $140,026.

(3) Includes the following for 1999:
     a. Matching contributions to defined contribution plans as follows: K. Schlatter, $9,600; S. C. Scott, $9,413; E. J. Northacker, $8,520; M.
           R. Pyatt, $9,600; and J. W. Ripley, $9,600.
     b. Value of premiums paid by the Company under the Executive Life Insurance Plan as follows: K. Schlatter, $64,882; S. C. Scott, $33,933; E. J. Northacker, $24,887; M. R. Pyatt, $20,632; and J. W.
           Ripley, $24,093.
     c. For S. C. Scott, $1,859; E. J. Northacker, $2,199; and J. W. Ripley, $814 of above-market interest at the rate credited to all participants in a deferred compensation plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account and paid over a fifteen-year period following retirement.

(4) Represents the value of 7,000 shares of Restricted Stock of the Company on the date of the award. As of December 31, 1999, the value of these shares of Restricted Stock was $229,250. Restrictions lapse on one-third of the shares awarded on each of the second, fourth and fifth anniversaries of the date of the award. Dividends are paid on the shares of Restricted Stock of the Company at the rate paid to all stockholders.

STOCK OPTION GRANTS

     The following table contains information relating to the Company's stock options granted to the named executive officers in 1999. All option grants were made at the fair market value of the Company's common stock on the date of the grants. No stock appreciation rights were awarded either singly or in tandem with the granted options.

--------------------------------------------------------------------------------
                             OPTION GRANTS IN 1998
--------------------------------------------------------------------------------

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION FOR OPTION
                              INDIVIDUAL GRANTS                                             TERM(1)
------------------------------------------------------------------------------   ------------------------------
                          NUMBER OF      PERCENT OF
                         SECURITIES     TOTAL OPTIONS
                         UNDERLYING      GRANTED TO     EXERCISE
                           OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION    0%        5%          10%
        NAME            GRANTED(#)(2)       1998        ($/SHARE)      DATE      ($)       ($)          ($)
        ----            -------------   -------------   ---------   ----------   ----   ----------   ----------
K. Schlatter.........       45,000          10.90         26.875     1/20/09      0       760,569    1,927,432
S. C. Scott..........       23,000           5.57         26.875     1/20/09      0       388,735      985,132
E. J. Northacker.....       10,000           2.42         26.875     1/20/09      0       169,015      428,318
M. R. Pyatt..........       10,000           2.42         26.875     1/20/09      0       169,015      428,318
J. W. Ripley.........       11,000           2.66         26.875     1/20/09      0       185,917      471,150

---------------

(1) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of the Company's common stock price.

STOCK OPTION EXERCISES

     The following table contains information concerning the exercise of the Company's stock options by each of the named executive officers in 1999 and the value of unexercised stock options held by each of them at the end of 1999.

--------------------------------------------------------------------------------
   AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                       NUMBER OF                VALUE OF
                                                                 SECURITIES UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT               OPTIONS AT
                                                                 DECEMBER 31, 1999(#)    DECEMBER 31, 1999($)(2)
                                                                 ---------------------   -----------------------
                              SHARES ACQUIRED       VALUE            EXERCISABLE/             EXERCISABLE/
                              ON EXERCISE(#)    REALIZED($)(1)       UNEXERCISABLE            UNEXERCISABLE
                              ---------------   --------------   ---------------------   -----------------------
K. Schlatter................       1,534             7,993          154,740/155,667         1,241,875/312,792
S. C. Scott.................          --                --          103,153/101,667           784,057/169,542
E. J. Northacker............          --                --           60,346/ 50,000           507,488/ 76,250
M. R. Pyatt.................          --                --           30,019/ 41,334           154,422/ 72,459
J. W. Ripley................          --                --           35,608/ 46,334           192,198/ 80,084

---------------

(1) Amounts shown are based on the difference between the market value of the Company's common stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of the Company's common stock on December 31, 1999 ($ 32.75) and the exercise price.

LONG-TERM INCENTIVES

     The Company's long-term incentive program for its officers and selected senior executives consists of both non-qualified stock options and cash awards. The combined value of the awards for each program participant is targeted at the 50th percentile long-term compensation of the Survey Group referenced in the Compensation and Nominating Committee Report on Executive Compensation. Non-qualified stock options are awarded under the Company's 1998 Stock Incentive Plan while the cash portion is awarded under the Company's Performance Plan. Option awards for each of the named executive officers are identified in the Option Grants Table appearing on page 12. A detailed explanation of the cash award portion of the long-term incentive program is contained in the Long-Term Incentives section of the Compensation and Nominating Committee Report on Executive Compensation that appears beginning on page 8. The following table contains information relating to the Company's long-term incentive plan cash awards made to the named executive officers in 1999.
--------------------------------------------------------------------------------
                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1999
--------------------------------------------------------------------------------

                                                                                    ESTIMATED FUTURE PAYOUTS
                                     NUMBER OF          PERFORMANCE OR          UNDER NON-STOCK PRICE-BASED PLANS
                                   SHARES, UNITS      OTHER PERIOD UNTIL      -------------------------------------
                                     OR OTHER           MATURATION OR         THRESHOLD      TARGET        MAXIMUM
            NAME                   RIGHTS (#)(1)            PAYOUT               ($)           ($)           ($)
            ----                   -------------      ------------------      ---------      -------      ---------
K. Schlatter                            --            1/1/99 - 12/31/01        236,618       579,000      1,158,000
S. C. Scott                             --            1/1/99 - 12/31/01        120,557       295,000        590,000
E. J. Northacker                        --            1/1/99 - 12/31/01         51,083       125,000        250,000
M. R. Pyatt                             --            1/1/99 - 12/31/01         51,083       125,000        250,000
J. W. Ripley                            --            1/1/99 - 12/31/01         59,257       145,000        290,000

---------------
(1) All awards made under the Company's Performance Plan are cash only and, therefore, the reference to number of shares, units or other rights is not applicable.

PENSION PLANS

     The Company has a "cash balance" defined benefit pension plan which is a tax-qualified plan within the meaning of Section 401(a) of the Code and which is applicable to its U. S. salaried employees, including the named executive officers. Accounts of participants in the plan accrue monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. The value of a participant's account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum. The Company also has a non-qualified supplemental retirement plan, which provides benefits in addition to those payable under the qualified plan. As of March 21, 2000, estimated annual combined benefits at age 65 for each of the named executive officers under the qualified and supplemental plans are as follows: K. Schlatter, $339,615; S. C. Scott, $271,422; E. J. Northacker, $194,482; M. R. Pyatt, $88,361; and J. W. Ripley, $182,644.

DEFERRED STOCK UNIT PLAN

     The Company's Deferred Stock Unit Plan allows the outside directors and certain senior management employees to defer, in the form of the Company's phantom stock units, all or part of their respective Board retainers or their annual bonuses received for services rendered to Bestfoods and its subsidiaries prior to the spin-off. The Company's phantom stock units credited to the accounts of the named executive officers as of December 31, 1999 are indicated in the middle column of the Security Ownership Table appearing on page 6.

SPECIAL AGREEMENTS

     The Company has a severance agreement with each of the named executive officers. Each of the severance agreements provides for a lump sum payment equal to three times the sum of the annual salary and bonus paid in the prior year and the continuation of medical and insurance plans for a three-year period, if the respective individual's employment is terminated, whether involuntarily other than for cause or voluntarily for good reason, within two years after a change of control of the Company. Each of the severance agreements also provides that the amount of excise tax, if any, under the Code to be paid by the individual upon receipt of a lump sum payment shall be reimbursed by the Company.

     In order to assure continuity in the management of the Company's international operations, the Company has an employment agreement with E. J. Northacker, for a term that expired on January 31, 2000, which provides for salary continuation for a period not to exceed one year following that date plus continuation in certain benefit plans during the period of salary continuation. Mr. Northacker retired effective as of January 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A. C. DeCrane, Jr., W. C. Ferguson, R. G. Holder and W. S. Norman are also directors of Bestfoods and B. H. Kastory is an executive officer of Bestfoods. The Company and Bestfoods, or their respective local affiliates, are parties to several agreements under which various selected corn-refining products are purchased by Bestfoods or certain of its affiliates. These purchases are made either pursuant to the extended master supply agreement existing between the Company and Bestfoods at prices based generally at prevailing market conditions or in accordance with separate agreements recently negotiated and entered into by their respective local country affiliates. The terms of these agreements range up to five years in some cases, with pricing and other conditions having been negotiated separately by the respective affiliate's management in each individual country. During 1999, the Company's total sales of products to Bestfoods under the master supply agreement amounted to approximately $128 million.

     I. Aranguren-Castiello is Chairman and Chief Executive Officer of Arancia-Corn Products, S.A. de C.V. In January 2000, the Company acquired an additional 10.9% indirect interest in Arancia-Corn Products from companies controlled by Mr. Aranguren-Castiello and his family, bringing the Company's total interest in Arancia-Corn Products to 90.0%. The Company paid approximately $38 million plus 78,794 shares of Company common stock for the additional interest. The Company also has an option to acquire, and companies controlled by Mr. Aranguren-Castiello have an option to require the Company to acquire, the remaining 10.0% interest in Arancia-Corn Products, at any time after June 2, 2000 but before December 31, 2003, for approximately $35 million plus interest from December 2, 1998. A portion of that purchase price may be paid in shares of the Company's common stock at the election of the Company. In connection with these purchases and certain previously consummated purchases of interests in Arancia-Corn Products, a company controlled by Mr. Aranguren-Castiello and his family is also entitled to receive earnout payments in 2000, 2001 and 2002. These earnout payments, in total, will not exceed $15 million and will not be less than $9 million. In addition, the Company has agreed to nominate Mr. Aranguren-Castiello, or a qualified nominee designated by his family, to the Board as long as his family continues to hold at least 70.0% of their original holdings of Company common stock received in the initial acquisition and such holdings represent at least 2.5% of the total outstanding shares of the Company's common stock. During 1999, the Company had $1.885 million in sales to Arancia-Corn Products and paid to Arancia-Corn Products $3.233 million for goods purchased by the Company. In the same period, the Company billed Arancia-Corn Products approximately $964,000 for various engineering services, equipment sales, container rentals and other charges, all in the ordinary course of business. In connection with his service as Chairman and Chief Executive Officer of Arancia-Corn Products, Mr. Aranguren-Castiello is paid an annual salary of $486,000 plus bonuses, based on company and individual performance. He also receives certain other benefits that are usual and customary in Mexico, including holiday/vacation pay and incidental expenses. The incidental expenses total approximately $21,000.

                            MATTERS TO BE ACTED UPON

                       PROPOSAL 1. ELECTION OF DIRECTORS

     The terms of four Class III directors are expiring at the Annual Meeting. These four directors are nominated for reelection to hold office for a three-year term expiring in 2003.

     All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the Annual Meeting, the proxies will be voted for substitute nominees designated by the Board unless it has reduced its membership prior to the Annual Meeting. The Board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages.
--------------------------------------------------------------------------------
            CLASS III NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2003
--------------------------------------------------------------------------------

IGNACIO ARANGUREN-CASTIELLO

Age-- 69
Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF ARANCIA CORN-PRODUCTS, S.A. DE C.V.

Mr. Aranguren-Castiello is Chairman and Chief Executive Officer of Arancia-Corn Products, S.A. de C.V., a corporation formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business of Bestfoods with Arancia Industrial, S.A. de C.V., a Mexican company controlled by Mr. Aranguren-Castiello and his family. In a transaction which was consummated on December 2, 1998, Corn Products International, Inc. acquired control of Arancia-Corn Products, S.A. de C.V. and entered into certain agreements providing for the acquisition of the remaining interest in the joint venture in a series of transactions to occur over the next several years. Mr. Aranguren-Castiello has been Chairman and Chief Executive Officer of Arancia Industrial, S.A. de C.V. and its subsidiaries since the late 1970's. He is also a director of Aranal, S.A. de C.V., Grupo Canada, S.A. de C.V. and Club de Industriales de Jalisco, A.C.
--------------------------------------------------------------------------------

RONALD M. GROSS

Age-- 66
Director since 1998
Member of the Compensation and Nominating and Corporate Responsibility
Committees

CHAIRMAN EMERITUS, FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RAYONIER, INC.

Mr. Gross is Chairman Emeritus, former Chairman and Chief Executive Officer of Rayonier, Inc., a global supplier of specialty pulps, timber and wood products. He had been Chairman and Chief Executive Officer from 1994, when Rayonier was spun off from ITT Corporation, until December 31, 1998. Previously, he served as President, Chief Operating Officer and a director of ITT Rayonier Inc. from 1978 to 1981, and in addition, became Chief Executive Officer in 1981 and Chairman from 1984 until 1994. He is also a director of Rayonier, Inc., the Pittston Company and Fundacion Chile.
--------------------------------------------------------------------------------

WILLIAM S. NORMAN

Age-- 61
Director since 1997
Member of the Compensation and Nominating and Corporate Responsibility
Committees

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE TRAVEL INDUSTRY ASSOCIATION OF AMERICA

Mr. Norman has been President and Chief Executive Officer of the Travel Industry Association of America since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) from 1987 to 1994. He is also a director of Bestfoods, Travel Industry Association of America, The An-Bryce Foundation, U.S. Navy Memorial Foundation, International Consortium for Research on the Health Effects of Radiation and the Logistics Management Institute. He is also a member of the Board of Trustees of West Virginia Wesleyan College and the Board of Visitors of the American University's Kogod College of Business Administration.
--------------------------------------------------------------------------------

CLIFFORD B. STORMS

Age-- 67
Director since 1997
Member of the Audit and Corporate Responsibility Committees

PRIVATE ATTORNEY

Mr. Storms was Senior Vice President (since 1988) and General Counsel (since
1975) of Bestfoods, a global producer of consumer food products, until his retirement in June 1997. He is a director of Atlantic Legal Foundation, Inc. and the Transportation Association of Greenwich, a member of the Executive Committee of the Yale Law School Association, a past President of the Association of General Counsel, and a member of the Panel of Arbitrators of the American Arbitration Association Large Complex Case Program, the Alternate Dispute Resolution Panel of the Center for Public Resources, the Association of the Bar of the City of New York and the American Bar Association.
--------------------------------------------------------------------------------

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS III
                                   DIRECTORS.
--------------------------------------------------------------------------------
               CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2001
--------------------------------------------------------------------------------

WILLIAM C. FERGUSON

Age-- 69
Director since 1997
Chairman of the Audit Committee and member of the Corporate Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NYNEX CORPORATION

Mr. Ferguson retired as Chairman of NYNEX Corporation, a provider of telecommunication services, in 1995 and as Chief Executive Officer in 1994. Prior thereto, Mr. Ferguson served as Vice Chairman of NYNEX from 1987 to 1989. He is also a director of Bestfoods and EIRCOM and serves on the Advisory Board of Greenwich Street Capital Partners. Mr. Ferguson is a trustee and former Chairman of the Board of Trustees of Albion College.
--------------------------------------------------------------------------------

BERNARD H. KASTORY

Age -- 54
Director since 1997
Member of the Corporate Responsibility Committee

SENIOR VICE PRESIDENT - ASIA, LATIN AMERICA AND BAKING OPERATIONS OF BESTFOODS

Mr. Kastory was appointed to his present position with Bestfoods, a global producer of consumer food products, in March 1997. Previously he served as Chairman and Chief Executive Officer of Bestfoods' Baking Business from 1995 until 1997, and prior thereto he served as President of its Corn Refining Business and as a

Vice President of Bestfoods since 1992. Mr. Kastory has held various technical, financial and general management positions in Bestfoods, which he joined in 1967.
--------------------------------------------------------------------------------

SAMUEL C. SCOTT

Age -- 55
Director since 1997

PRESIDENT AND CHIEF OPERATING OFFICER OF THE COMPANY

Prior to becoming the President and Chief Operating Officer of the Company in 1997, Mr. Scott was President of Bestfoods' worldwide Corn Refining Business from 1995 to 1997 and President of its North American Corn Refining Business from 1989 to 1997. He was elected a Vice President of Bestfoods in 1991. He is also a director of Motorola, Inc., Reynolds Metals Company and Russell Reynolds Associates.
--------------------------------------------------------------------------------
               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2002
--------------------------------------------------------------------------------

ALFRED C. DECRANE, JR.

Age -- 68
Director since 1997
Chairman of the Corporate Responsibility Committee and member of the Audit Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXACO INC.

Mr. DeCrane retired in 1996 as Chairman and Chief Executive Officer of Texaco Inc., a manufacturer of gasoline and other petroleum-based products. He was elected President of Texaco in 1983, Chairman of the Board in 1987 and Chief Executive Officer in 1993. He is also a director of Bestfoods, CIGNA Corporation, Harris Corporation, U.S. Global Leaders Growth Fund, Ltd. and Co-Chairman of the United States -- Saudi Arabian Business Council. Mr. DeCrane is also a member of the Morgan Stanley International Advisory Board and the Board of Trustees of the University of Notre Dame.
--------------------------------------------------------------------------------

GUENTHER E. GREINER

Age -- 61
Director since 1998
Member of the Audit and Corporate Responsibility Committees

PRESIDENT OF INTERNATIONAL CORPORATE CONSULTANCY LLC

Mr. Greiner formed International Corporate Consultancy LLC, a global finance-consulting firm, upon his retirement from Citicorp/Citibank, N.A. in April 1998. He joined Citibank Germany in 1965 and was appointed a vice president in 1974. After successive assignments in Europe, North America, Africa and the Middle East, he became an executive vice president of the World Corporate Group in 1989 and senior group executive and executive vice president of Citibank's Global Relationship Bank in 1995. He is also a director of Ermenegildo Zegna, Electric Lightwave and IFIL-Finanziaria di Participazione. In addition, he is a director of the New York Philharmonic, German American Chamber of Commerce (New York) and AICG -- The John Hopkins University.
--------------------------------------------------------------------------------

RICHARD G. HOLDER

Age -- 68
Director since 1997

Chairman of the Compensation and Nominating Committee and member of the Corporate
Responsibility Committee

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REYNOLDS METALS COMPANY

Mr. Holder retired in 1996 as Chairman and Chief Executive Officer of Reynolds Metals Company, a manufacturer and processor of metal products. Previously, he served as President and Chief Operating Officer of Reynolds Metals from 1988 until 1992. He is also a director of Bestfoods and Universal Corp. Mr. Holder is a director of the Virginia Economic Development Partnership, the Science Museum and past Chairman of the Greater Richmond Chamber of Commerce.
--------------------------------------------------------------------------------

KONRAD SCHLATTER

Age -- 64
Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Prior to becoming the Chairman and Chief Executive Officer of the Company in 1997, Mr. Schlatter served as Senior Vice President of Bestfoods from 1990 to 1997 and also as its Chief Financial Officer from 1993 to 1997.
--------------------------------------------------------------------------------

               PROPOSAL 2. APPROVAL OF THE ANNUAL INCENTIVE PLAN

GENERAL

     On November 19, 1997, the Board unanimously approved the adoption of the Company's short-term incentive cash compensation program, which it has designated the Annual Incentive Plan (the "Annual Incentive Plan"), for selected officers and other key employees of the Company and its subsidiaries, including the named executive officers. The Annual Incentive Plan is being submitted to the stockholders for approval of its material terms in order to enable the compensation that is paid to each of the named executive officers under the Annual Incentive Plan to qualify as "qualified performance-based compensation" eligible for exclusion from the deduction limit under Section 162(m) of the Code ("Section 162(m)").

     Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of its named executive officers. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by a separate majority vote of, stockholders before the compensation is paid.

DESCRIPTION OF THE ANNUAL INCENTIVE PLAN

     Administration.

     The Annual Incentive Plan will be administered by the Compensation and Nominating Committee of the Board (the "Committee") which currently consists of three directors, each of whom is (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the 1934 Act and (ii) an "outside director" within the meaning of Section 162(m).

     Subject to the express provisions of the Annual Incentive Plan, the Committee has the authority to select officers and other key employees of the Company, and its subsidiaries, who will receive annual incentive awards and to determine all of the terms and conditions of each award. All annual incentive awards are subject to such provisions not inconsistent with the Annual Incentive Plan, as the Committee shall approve. The Committee also has authority to prescribe rules and regulations for administering the Annual Incentive Plan and to decide questions of interpretation or application of any provision of the Annual Incentive Plan. Except to the extent prohibited by law, the Committee may delegate in writing some or all of its power and authority to administer the Annual Incentive Plan to any person or persons.

     Amendment.

     The Committee may amend the Annual Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

     Annual Incentive Awards.

     The Annual Incentive Plan provides for the grant of annual incentive awards. Each annual incentive award is a right, contingent upon the attainment of performance measures within a specified performance period, to receive payment in cash of a specified amount. The maximum amount that may be paid to any individual under any annual incentive award for any performance period shall not exceed $2.5 million. The terms relating to the satisfaction of performance measures in connection with an annual incentive award, or any cancellation or forfeiture of such award upon termination of employment with the Company, whether by reason of disability, retirement, death or other termination, shall be determined by the Committee and communicated to the recipient of an annual incentive award at the time the award is granted.

     Performance Goals.

     Under the Annual Incentive Plan, the payment of annual incentive awards will be subject to the satisfaction of performance objectives established by the Committee. If the Committee desires that compensation payable pursuant to any award be "qualified performance-based compensation" within the meaning of
Section 162(m), the applicable performance measures (i) will be established by the Committee no later than 90 days after the beginning of the performance period (or such other time designated by the Internal Revenue Service), (ii) will satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m), including the requirement that such performance measures be stated in terms of an objective formula or standard, and (iii) will be based on one or more of the following business criteria: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Company's common stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; total return to shareholders; comparisons with various stock market indices; increase in number of customers; and/or reductions in costs.

     Performance Periods.

     A performance period consists of one fiscal year of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Annual Incentive Plan.

     A participant receiving an annual incentive award will not recognize taxable income upon the grant of such award and the Company will not be entitled to a tax deduction at such time. Upon the payment of an annual incentive award in cash, the participant will recognize ordinary income in an amount equal to the cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply.

NEW ANNUAL INCENTIVE PLAN AWARDS

     The following table sets forth the target awards that each of the following is eligible to receive under the Annual Incentive Plan for fiscal 2000.

                                                                  TARGET DOLLAR
                     NAME AND POSITION                               VALUE($)
------------------------------------------------------------      -------------
K. Schlatter, Chairman and Chief Executive Officer                    734,500
S. C. Scott, President and Chief Operating Officer                    528,000
E. J. Northacker, former Vice President and President, Latin
  American Division                                                         -
M. R. Pyatt, Executive Vice President, North American
  Division                                                            238,000
J. W. Ripley, Vice President - Finance and Chief Financial
  Officer                                                             255,000
All Executive Officers as a Group (12 persons)                      3,034,000
All Non-Employee Directors as a Group (0 persons)                           -
All Employees as a Group (excluding Executive Officers) (375
     persons)                                                       4,820,000

 THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ANNUAL INCENTIVE PLAN.
--------------------------------------------------------------------------------

                  PROPOSAL 3. APPROVAL OF THE PERFORMANCE PLAN

GENERAL

     On November 19, 1997, the Board also unanimously approved the adoption of the Company's long-term incentive cash compensation program, which it has designated the Performance Plan (the "Performance Plan"), for selected officers and other key employees of the Company and its subsidiaries, including the named executive officers. The Performance Plan is being submitted to stockholders for approval of the material terms in order to enable the compensation that is paid to each of the named executive officers under the Performance Plan to qualify as "qualified performance-based compensation" eligible for exclusion from the deduction limit under Section 162(m) of the Code ("Section 162(m)").

     Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of its named executive officers. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by a separate majority vote of, stockholders before the compensation is paid.

DESCRIPTION OF THE PERFORMANCE PLAN

     Administration.

     The Performance Plan will be administered by the Compensation and Nominating Committee of Board of Directors (the "Committee") which currently consists of three directors, each of whom is (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the 1934 Act and (ii) an "outside director" within the meaning of Section 162(m).

     Subject to the express provisions of the Performance Plan, the Committee has the authority to select officers and other key employees of the Company, and its subsidiaries, who will receive awards and to determine all of the terms and conditions of each award. All awards are subject to such provisions not inconsistent with the Performance Plan, as the Committee shall approve. The Committee also has authority to prescribe rules and regulations for administering the Performance Plan and to decide questions of interpretation or application of any provision of the Performance Plan. Except to the extent prohibited by law, the Committee may delegate in writing some or all of its power and authority to administer the Performance Plan to any person or persons.

     Change of Control.

     In the event of certain acquisitions of 15% or more of the Company's common stock, a change in a majority of the Board, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive 60% or more of the stock of the surviving company) or the consummation of complete liquidation or dissolution of the Company, all outstanding awards under the Performance Plan will be "cashed-out" by the Company at the greater of (i) 100% of the target award percentage or (ii) the award percentage based on performance as of the date of the change of control as if such date were the last day of the performance period.

     Amendment.

     The Board may amend the Performance Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that, without the participant's prior written consent, no amendment may adversely affect any participant with respect to performance periods that began before the date the amendment is adopted.

     Performance Awards.

     Each performance award is a right, contingent upon the attainment of performance measures within a specified performance period, to receive payment in cash of a specified amount. The maximum amount that may be paid to any individual under any performance award for any performance period shall not exceed $2.5 million. The terms relating to the satisfaction of performance measures in connection with a performance award, or any cancellation or forfeiture of such performance award upon termination of employment with the Company, whether by reason of disability, retirement, death or other termination, shall be determined by the Committee and communicated to the recipient of a performance award at the time the award is granted.

     Performance Goals.

     Under the Performance Plan, the payment of performance awards will be subject to the satisfaction of certain performance objectives. If the Committee desires that compensation payable pursuant to any award be "qualified performance-based compensation" within the meaning of Section 162(m), the performance measures applicable to such award (i) will be established by the Committee no later than 90 days after the beginning of the performance period (or such other time designated by the Internal Revenue Service), (ii) will satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m), including the requirement that such performance measures be stated in terms of an objective formula or standard, and
(iii) will be based on one or more of the following business criteria: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; division, group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Company's common stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; total return to shareholders; comparisons with various stock market indices; increase in number of customers; and/or reductions in costs.

     Performance Periods.

     A performance period consists of three fiscal years of the Company. The first performance period began January 1, 1999.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Performance Plan.

     A participant receiving a performance award will not recognize taxable income upon the grant of such award and the Company will not be entitled to a tax deduction at such time. Upon the payment of a performance award in cash, the participant will recognize ordinary income in an amount equal to the cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply.

NEW PERFORMANCE PLAN AWARDS

     The following table sets forth the target awards that each of the following is eligible to receive under the Performance Plan for the three-year performance period beginning January 1, 1999.

                                                                  TARGET DOLLAR
                     NAME AND POSITION                               VALUE($)
------------------------------------------------------------      -------------
K. Schlatter, Chairman and Chief Executive Officer                    579,000
S. C. Scott, President and Chief Operating Officer                    295,000
E. J. Northacker, former Vice President and President, Latin
  American Division                                                   125,000
M. R. Pyatt, Executive Vice President, North American
  Division                                                            125,000
J. W. Ripley, Vice President - Finance and Chief Financial
  Officer                                                             145,000
All Non-Employee Directors as a Group (0 persons)                          --
All Employees as a Group (including Executive Officers) (13
  persons)                                                          1,832,000

    THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PERFORMANCE PLAN.
--------------------------------------------------------------------------------

              PROPOSAL 4. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board, in accordance with the recommendation of its Audit Committee, has appointed KPMG LLP ("KPMG") as independent auditors of the Company's operations in 2000, subject to ratification by the stockholders. The Company has engaged KPMG as its independent auditors since the spin-off of the Company from Bestfoods. Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain non-audit services for the Company.

             THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
--------------------------------------------------------------------------------

                                 OTHER MATTERS

     We do not know of any other matters or items of business to be presented or acted upon at the Annual Meeting. If other proposals are properly presented, each of the persons named in the proxy card is authorized to vote on them using his or her best judgment.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented at the 2001 annual meeting and that a stockholder wishes to be included in the Company's proxy statement for that meeting, which is expected to be held on or about Wednesday, May 16, 2001, must comply with certain rules and regulations promulgated by the SEC. The deadline for submitting any such proposal (which is otherwise in compliance with those rules and regulations) to the Company for inclusion in the proxy statement for the 2001 annual meeting of stockholders is November 28, 2000.

     Under the Company's By-laws, a stockholder may present at the 2001 annual meeting of stockholders any other business, including the nomination of candidates for director, only if the stockholder has notified the Company's Corporate Secretary, in writing, of the business or candidates not earlier than 90 days, expected to be about February 15, 2001, and not later than 60 days, expected to be about March 17, 2001, before the timely disclosed date of the 2001 annual meeting. There are other procedural requirements in the Company's By-laws pertaining to stockholder nominations and proposals. Any stockholder of the Company may receive a current copy of the Company's By-laws, without charge, by writing to the Corporate Secretary.

                             ADDITIONAL INFORMATION

     If you plan to attend the Annual Meeting, please check the box on your proxy card and indicate the number of persons who will attend.

     The 1999 annual report to stockholders accompanies this proxy statement. If you receive more than one annual report at your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the accompanying proxy card.

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC as required. SEC filings are generally available to the public from commercial document retrieval services and on the Internet web site maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. The Company also files certain reports and other information with the NYSE, on which the Company's common stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, and information that is filed later by the Company with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act.

 THE COMPANY FILINGS (FILE NO. 1-13397)                    PERIOD
 --------------------------------------                    ------
Annual Report on Form 10-K..............  Fiscal Year Ended December 31, 1999.
Current Report on Form 8-K..............  Dated August 27, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning the Corporate Secretary of the Company at the following address or number:

              Corn Products International, Inc.
              Attention: Corporate Secretary
              6500 South Archer Avenue
              Bedford Park, Illinois 60501-1933
              Telephone: 708-563-2400.

     PLEASE COMPLETE THE ACCOMPANYING PROXY CARD AND MAIL IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                                          By order of the Board of Directors,

                                          LOGO
                                          Marcia E. Doane
                                          Vice President, General Counsel
                                          and Corporate Secretary

March 28, 2000

P
R                     CORN PRODUCTS INTERNATIONAL, INC.
O
X             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
Y                THE COMPANY FOR ANNUAL MEETING ON MAY 17, 2000

The undersigned hereby appoints KONRAD SCHLATTER and MARCIA E. DOANE, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Corn Products International, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Four Points Hotel by Sheraton, Chicago/O'Hare Airport, 10249
W. Irving Park Road, Schiller Park, Illinois, on May 17, 2000 at 9:30 a.m., local time, and at any postponement or adjournment thereof, and, in their discretion, upon any other matters which may properly come before the meeting.

Election of four Directors, each                 (change of address)
for a term of three years.

Nominees:
Ignacio Aranguren-Castiello              -------------------------------------
Ronald M. Gross                          -------------------------------------
William S. Norman                        -------------------------------------
Clifford B. Storms                       -------------------------------------
                                         (If you have written in the above
                                         space, please mark the corresponding
                                         box on the reverse side of this card)



RECYCLED LOGO                                                 [SEE REVERSE SIDE]
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\


                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

----------------------------------------------------------------------------------------------------------------------------------
                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
----------------------------------------------------------------------------------------------------------------------------------
              FOR   WITHHELD                           FOR  AGAINST ABSTAIN                            FOR    AGAINST   ABSTAIN
1. Election of [  ]   [  ]  2. Approval of the Annual  [  ]   [  ]   [  ]    4. Appointment of KPMG    [  ]     [  ]      [  ]
   Directors                   Incentive Plan                                   LLP as Independent
   (see reverse)                                                                Auditors
For, except vote withheld from
the following nominee(s):
                            3. Approval of the         [  ]   [  ]   [  ]
                               Performance Plan

----------------------------                                                                     SPECIAL ACTION

                                                                              Discontinue Annual Report [  ] Change of [  ]
                                                                              Mailing for this Account       Address on
                                                                                                             Reverse Side

                                                                              Admission Ticket          [  ]
                                                                              Request                        No. of
                                                                                                             Persons
                                                                                                                    --------

                                                                              Please date, sign exactly as name appears hereon and
                                                                              return promptly in the enclosed envelope. When shares
                                                                              are held by joint tenants, both should sign. When
                                                                              signing as attorney, executor, administrator, trustee
                                                                              or guardian, please give full title as such. If a
                                                                              corporation, please sign in full corporate name by
                                                                              president or other authorized officer. If a
                                                                              partnership, please sign in partnership name by
                                                                              authorized person.


                                                                              -----------------------------------------------------

                                                                              -----------------------------------------------------
                                                                                SIGNATURE (S)                        DATE

-----------------------------------------------------------------------------------------------------------------------------------

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